Exhibit 10.3

1/5/2004

Gregg Eskenazi

Dear Gregg,

On behalf of HouseValues, I am extremely pleased to offer you the position of General Counsel. This letter sets forth the terms of your employment with HouseValues. If you wish to accept employment with HouseValues on these terms, please so indicate by signing two copies of this letter and two copies of the enclosed Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement. Please retain one set for your files and mail me one set of original documents with your signature. This offer and all terms of employment stated in this letter will expire if you have not returned a signed copy of both agreements to me on or 1/16/2004.

Term of Employment and Compensation

Unless we mutually agree otherwise, you will commence employment with HouseValues by March 1, 2004. The work you perform will be the usual and customary work of a General Counsel, as well as any additional duties that the CEO/the Board of Directors may instruct you to perform. It is understood and agreed that it is the intent of the parties that you will provide services to HouseValues on a full-time basis (meaning an average of 32 hours per work week) and that, specifically, you will not undertake any part-time or “moonlighting” employment or consultancy without the prior written consent of HouseValues.

Your starting salary will be $150,000 per year, paid twice monthly. Salary, bonus and equity compensation will be subject to all legally required withholding taxes.

Management Bonus Program: You are eligible to participate in the management bonus program. The management bonus program is defined by the CEO and Board of Directors. There is no guaranteed payout under the management bonus program. Please note: The management bonus program is subject to change at any time.

Benefits

You will be entitled, during the term of your employment, to vacation, medical and other employee benefits (subject to applicable eligibility requirements) to the extent such benefits are offered by HouseValues to its other employees.

Option Compensation

HouseValues wishes to ensure that your energies are wholly devoted to the long-term interests of HouseValues and its shareholders. Accordingly, subject to approval by the Board of Directors and the execution by you of a stock option letter Agreement, you will receive an Option to purchase 75,000 shares of HouseValues, Inc. common stock, pursuant to the terms of the HouseValues, Inc. 1999 Stock Incentive Compensation Plan. The exercise price per share of the Option will be set at the fair market value per share of the Company’s common stock on the date of grant, as determined by the Board of Directors.

The Option will vest and become exercisable with 6.25% vesting in equal quarterly increments over 4 years subject to your continued employment with the Company.

If your employment is terminated without Cause (as defined below) as a result of a Corporate Transaction (as defined in the Plan) 12.5% of the shares subject to the Option that are currently unvested will immediately vest or as defined in the Plan under Acceleration on Termination After a Corporate Transaction, whichever is better.

Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement

As a condition of your employment pursuant to this offer letter, we require that you sign the enclosed Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement and complete Exhibit A Exhibit B thereto. Please note that the Company’s willingness to enter into an employment relationship with you and to facilitate the equity compensation described above is based in significant part on your commitment to fulfill the obligations specified in that agreement.

Employment at Will

Your employment with HouseValues will be “at will,” which means that either you or HouseValues may terminate your employment with HouseValues at any time, with or without cause. Any statements to the contrary that may have been made to you, or that may be made to you, by the Company, its agents, or representatives are superseded by this offer letter. If you wish to terminate your employment, HouseValues requests that you provide written notice at least two weeks prior to the effective date of your resignation.

Termination Payment

In the event of the termination of your employment, all compensation and benefits set forth above terminate except for the following:

If the Company terminates your employment without Cause, you shall be entitled to receive termination payments equal to six months’ your annual base salary provided that you sign a separation agreement releasing any claims against the Company. If you are terminated for Cause or if you terminate your employment, you shall not be entitled to receive any of the foregoing benefits. All payments under this paragraph shall be made to you at the same interval as payments of salary were made to you immediately prior to termination.

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall mean the occurrence of one or more of the following events. Each case will be determined by the CEO and/or Board of Directors, and its determination shall be conclusive and binding:

(a)	Failure or refusal to carry out your duties or any directions of the Board of Directors of HouseValues, which duties or directions are reasonably consistent with the duties described under the heading “Job Title”;

(b)	Dishonesty, fraud, misconduct, misrepresentation, unauthorized use or disclosure of confidential information or trade secrets, conviction or confession of a crime punishable by law (exept minor violations), or current use by you of illegal substances;

(c)	Any incident materially compromising your reputation or ability to represent HouseValues with the public; any act or omission by you which substantially impairs HouseValues’ business, good will or reputation. Violation by you of a state or federal criminal law involving the commission of a crime against HouseValues;

(d)	Any violation of any provision of the Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement.

Additional Provisions

Your employment pursuant to this letter is also contingent upon your submitting the legally required proof of your identity and authorization to work in the United States. On your first day of employment you must provide the required identification. The terms of this offer letter, including the equity compensation, are subject to the approval of HouseValues’s board of directors. Upon your acceptance of this offer, HouseValues promptly will have prepared the documents necessary to effect all the terms of this agreement, and you agree to assist HouseValues in causing the same to be prepared and executed.

You represent that your employment as of March 1, 2004, is not in violation of any obligation to a previous employer or any entity with whom you have had a relationship as an independent contractor or consultant, including any obligation contained in a noncompetition agreement or similar agreement. If you accept this offer, the terms described in this letter will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms must be in writing and signed by you and an authorized officer of HouseValues to be enforceable.

We are delighted about the possibility of your joining us. I hope you will accept this offer and I look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely

/s/ Ian Morris
Ian Morris
CEO

ACCEPTANCE:

I accept employment with HouseValues, Inc. under the terms set forth in this letter: I acknowledge that my employment is at will and may be terminated by me or HouseValues at any time, with or without cause.

/s/ Gregg Eskenazi
Gregg Eskenazi
Date:	January 9, 2004